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                                                                      Exhibit 99


CoreStates Financial Corp                                            [Logo of
Broad and Chestnut Streets                                          CoreStates
PO Box 7558                                                        appears here]
Philadelphia PA 19101-7558



                    Contact Gary Brooten or George Biechler
                                (215) 973-3546

                     For Release Immediately Upon Receipt


                       MCCULLOUGH LEAVES CORESTATES BOARD


      Philadelphia, PA, May 21, 1997 -- Samuel A. McCullough, who has been nominated by Governor Tom Ridge to head Pennsylvania's Department of Community and Economic Development, resigned yesterday from the board of directors of CoreStates Financial Corp (NYSE-CFL). McCullough completed his activities as senior consultant to CoreStates during May.

      McCullough had served as president of CoreStates from April 9, 1996, when CoreStates acquired Meridian Bancorp, until June 30, 1996, when he assumed a full time consulting role working with customers and public constituencies of CoreStates. Before the merger he was chairman, president and chief executive officer of Meridian.

      "Sam McCullough has distinguished himself as a banking leader and strong presence in the business, civic and community life of our region," said Terrence
A. Larsen, chairman and chief executive officer of CoreStates.

      "He led the creation of a great institution in Meridian Bank, and he has played a crucial part in making the CoreStates-Meridian merger work. Sam has been a great contributor in all his roles at CoreStates, and I expect that he will be a great Secretary of Community and Economic Development," said Larsen. No replacement has been named for the board.

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